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                                                                    EXHIBIT 99.1

      SPIGADORO, INC. ACQUIRES LARGEST EUROPEAN PRIVATE LABEL PASTA COMPANY

    COMBINED OPERATION ESTABLISHES BOTH BRANDED AND PRIVATE LABEL LEADERSHIP

NEW YORK - (BUSINESS WIRE) - April 17, 2000 - Spigadoro, Inc. (AMEX: SRO - news), a leading manufacturer of branded products in the Mediterranean food sector, today announced that it will acquire Pastificio Gazzola S.p.A., Europe's leading manufacturer of private label pasta. The addition of Gazzola will establish Spigadoro as the European leader in the fast growing private label pasta sector in addition to its already strong presence in the branded sector.

Founded in 1920 and based in northern Italy, Gazzola had 1999 sales of approximately $46 million and EBITDA of approximately $4.5 million, establishing it as the largest manufacturer of private label pasta in Europe. The combined Company would have had 1999 sales and EBITDA of approximately $180 million and $12.6 million, respectively.

In exchange for 91% of the stock of Gazzola, Spigadoro's wholly-owned subsidiary, Petrini S.p.A., has agreed to pay $11.75 million in cash and stock at the closing, plus additional payments of up to $5 million two years from the closing subject to certain performance milestones.

Gazzola exports approximately 75% of its products throughout Europe, and has a particularly strong presence in Italy, France and Germany. Its customers include some of the largest supermarket chains in Europe, including Carrefour and Promodes, which have announced their plan to merge and create the world's second largest retailer, Metro (Germany) and Aldi (Great Britain), as well as large industrial groups such as Barilla, the largest pasta manufacturer in Italy.

The addition of Gazzola's sales will more than double Spigadoro's current pasta and flour division sales and Gazzola's state-of-the-art production facility will increase Spigadoro's total pasta production capacity by threefold.

The Company noted that the modern, cost-efficient Gazzola facility will immediately improve the Company's overall production efficiencies. In addition, it is anticipated that Spigadoro may reallocate production as necessary between its two pasta facilities to further enhance efficiencies.

"We are very excited to add Gazzola to the Spigadoro group", said Jacob Agam, Chairman and Chief Executive Officer of Spigadoro. "As the first of a number of acquisitions that we intend to make this year, Gazzola is an important milestone and represents a significant expansion of our pasta operations. The addition of Gazzola will increase Spigadoro's distribution capabilities by opening up new markets in France, Germany and elsewhere in Europe."

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Mr. Agam continued, "Private label pasta is among the most attractive and fastest growing segments of the pasta market and this acquisition establishes Spigadoro as the European leader in the private label sector. In addition, our ability to offer our customers a combination of branded and private label products will provide us with a competitive advantage."

Carlo Petrini, Co-Chairman of Spigadoro, added, "Gazzola's business in general and the private label business in particular is well suited for exports, which is a key component of our growth strategy. In addition, we believe that Gazzola's strong presence in France and Germany will create opportunities for Gazzola and Petrini to cross-market their products throughout much of Western Europe."

Dino Gazzola, Chief Executive Officer of Pastificio Gazzola, commented: "After 80 years as a private company, I am excited to join the Spigadoro group and to gain access to the resources and scope of a larger public company that is committed to growth in the European pasta and food market. I share the Spigadoro vision and look forward to continuing the development of our business with Spigadoro and to building a powerful new force in the sector."

Spigadoro also noted that it intended to continue to operate Gazzola as a separate subsidiary of Petrini and that Dino Gazzola would remain as Gazzola's chief executive officer. Mr. Gazzola will also become a shareholder of Spigadoro. The closing of the transaction is subject to a number of conditions.

About Spigadoro

Spigadoro is a leading manufacturer of branded products in the Mediterranean food sector. Its pasta and other Mediterranean products are internationally recognized as high quality products and are marketed under the brand name "Spigadoro" ("Golden Ear of Wheat") in Italy, Europe, the U.S. and the Far East. The Company's animal feed products are manufactured at seven plants throughout Italy and are marketed under the "Petrini" name. The Company has previously announced an aggressive growth strategy that includes a consolidation of small and mid-cap companies within the food and animal feed industries in Europe (and in particular Italy, Germany, France and Spain).

Statements in this press release that are not descriptions of historical facts are forward-looking statements that are subject to risks and uncertainties. Such statements, including those regarding among other things, our strategy, future prospects and results of operations, are dependent on any number of factors, including market conditions, competition and the availability of financing, many of which are outside of our control. Actual results could differ materially from those currently anticipated due to a number of factors, including those set forth in our Securities and Exchange Commission filings under "Risk Factors." These factors include the following: we have changed our principal business and we may not be successful operating a new business, if we do not successfully sell our existing computer business, the combined company may be adversely affected; Vertical Financial Holdings and affiliated entities control Spigadoro; our substantial debt may adversely affect

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our ability to obtain additional funds and increase our vulnerability to economic or business downturns; our operating results will be adversely affected by charges from acquisitions; our strategy of acquiring other companies for growth may not succeed and may adversely affect our financial condition, results of operations and cash flows; intense competition in the pasta and animal feed industries may adversely affect operating results; our business may be adversely affected by risks associated with foreign operations; and other risks. In addition, our acquisition negotiations are in various stages and, except as previously announced, we have no agreement or arrangements relating to any acquisitions. We are unable to predict whether or when any of these negotiations will result in any definitive agreements.

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